                                   EXHIBIT B

                             STOCKHOLDERS AGREEMENT

                            DATED SEPTEMBER 18, 1995

     The parties to this agreement are HK Acquisition Company, Inc., a Delaware corporation (the "Buyer"), Breuner's Home Furnishings Corporation, a Delaware corporation ("Parent"), Jupiter Industries, Inc., a Tennessee corporation ("Jupiter"), and Sussex Group, Ltd., a Delaware corporation ("Sussex" and, together with Jupiter, the "Sellers").

     Jupiter owns 800,000 shares (the "Jupiter Shares") and Sussex owns 1,400,000 shares (the "Sussex Shares") of the common stock, par value $.01 per share (the "Common Stock"), of Huffman Koos Inc., a Delaware corporation (the "Company"). The Jupiter Shares and the Sussex Shares together represent an aggregate of 55.9% of the outstanding shares of the Common Stock as of this date. The Jupiter Shares, the Sussex Shares and any additional shares that either of the Sellers may acquire prior to any tender pursuant to section 1 hereof, prior to any vote pursuant to section 2 hereof, or prior to any purchase pursuant to section 3 hereof, as applicable, are collectively referred to as the "Shares."

     Simultaneously with the execution and delivery of this agreement, the Buyer, Parent and the Company are executing an agreement and plan of merger (the "Merger Agreement") providing for a tender offer by the Buyer for all of the outstanding Common Stock (the "Offer") for $9.375 per share in cash (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") and the subsequent merger of the Buyer with and into the Company (with the Company as the surviving corporation), or other acquisition of the Company by Parent (collectively, the "Acquisition"). To induce the Buyer and Parent to enter into the Merger Agreement, the Sellers wish to agree to tender their shares in the Offer, vote their Shares in favor of the Merger Agreement, grant to the Buyer options to purchase the Shares and agree to the other matters provided in this agreement, all on the terms set forth below.

     It is therefore agreed as follows:

     1. TENDER OF SHARES. (a) Within ten business days after the commencement by the Buyer of the Offer, each of the Sellers shall tender to the paying agent or depositary designated in the offer to purchase document (and related letter of transmittal) distributed by the Buyer in connection with the Offer (i) a completed and signed letter of transmittal with respect to the Shares, complying with the terms of the Offer, (ii) the certificates representing the Shares and
(iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer. So long as the consideration in the Offer is in cash and is at least equal to the Per Share Amount, neither of the Sellers shall withdraw the tender effected in accordance with this section 1(a) under any circumstances unless (i) the Offer expires or is terminated in accordance with the Merger Agreement or (ii) this agreement terminates pursuant to its terms.

     (b) Each of the Sellers shall execute and deliver all such further documents and instruments as the Buyer may reasonably request to vest in the Parent and the Buyer the power to carry out the provisions of this agreement.

     2.  AGREEMENT TO VOTE; PROXY.

     2.1 Agreement to Vote. Until the Expiration Date (as defined in section 3(e)), each of the Sellers shall, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, vote (or cause to be voted) the Shares (i) in favor of the Acquisition, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this agreement; and (iii) against any action or agreement (other than the Merger Agreement) that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the Acquisition or any of the other transactions to be consummated pursuant to the Merger Agreement, including, but not limited to: (A) any extraordinary corporate transaction, such as a

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merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of material assets of the Company or its subsidiaries or a reorganization, recapitalization or liquidation of the Company or its subsidiaries; (C) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Buyer;
(D) any material change in the present capitalization or dividend policy of the Company or any amendment of the Company's certificate of incorporation or by-laws; or (E) any other material change in the Company's corporate structure or business. Neither Seller shall enter into any agreement or understanding with any person or entity prior to the Expiration Date to vote or give instructions after the Expiration Date in any manner inconsistent with the preceding sentence.

     2.2 Proxy. Each of the Sellers hereby grants from the date of this agreement until the Expiration Date to, and appoints, the Buyer and the Chairman of the Board, the President, the Secretary and the Chief Financial Officer of the Buyer, in their respective capacities as officers of the Buyer, and any individual who shall hereafter succeed to any such office of the Buyer, and any other designee of the Buyer, and each of those persons individually, as the Seller's irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Shares at any regular or special meeting of the stockholders with respect to the Shares or take actions by written consent solely for the matters indicated in section 2.1. Each of the Sellers intends that the proxy it is granting pursuant to this provision be irrevocable and coupled with an interest and each shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Shares.

     3. OPTION. (a) Jupiter and Sussex each hereby grants to the Buyer an irrevocable option (collectively, the "Options") to purchase the Jupiter Shares and the Sussex Shares, respectively, and any additional Shares that each may acquire hereafter, at the cash purchase price of $9.375 per share (the "Purchase Price"), exercisable by the Buyer in the manner provided in section 3(b) at any time prior to the Expiration Date. The Options must be exercised simultaneously by the Buyer and all the Shares must be purchased by the Buyer at the same time.

     (b) The Options shall be exercisable (subject to the second following sentence) by giving written notice to the Sellers specifying a date (not earlier than one business day nor later than ten business days from the date such notice is delivered to the Sellers) and place in either Chicago or New York City, at the Buyer's option, for closing of the exercise of the Options (the "Closing"). Upon delivery of such notice, the Options shall be deemed to have been exercised by the Buyer regardless of the actual date of Closing. The Options shall not be exercised unless (i) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), required for the purchase of the Shares hereunder shall have expired or been waived, (ii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Options pursuant to this agreement and (iii) the Offer shall have expired, been terminated, or been otherwise cancelled. Except as contemplated by this agreement, until the Expiration Date, no transfer or other disposition of the Shares shall take place other than pursuant to a tender of the Shares in the Offer or other transaction in connection with the Acquisition.

     (c) At the Closing, the Buyer shall deliver to the Sellers an amount, in immediately available funds, equal to the product of (i) the number of Shares to be purchased pursuant to the terms of this agreement and (ii) the Purchase Price, and the Sellers shall deliver or cause to be delivered to the Buyer certificates representing all of the Shares being acquired, in proper form for transfer on the books of the Company, free and clear of all Encumbrances (as defined in section 4.2(b)). Each of the Sellers acknowledges that performance of its obligations under this section 3 is of vital importance to the Buyer, that damages are an inadequate remedy for breach of its obligations represented hereby and, accordingly, that the only remedy for failure to fulfill such obligations is that of specific performance.

     (d) Promptly after any purchase of the Shares pursuant to this agreement, other than in connection with the consummation of the Offer, the Buyer and Parent shall take such steps as may be necessary to effect a long form merger (pursuant to section 251 of the Delaware General Corporation Law) in conjunction with and cooperation with the Company or, if such long form merger is not effected, to provide to each holder of

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Common Stock, other than Jupiter and Sussex, the opportunity to sell his, her or its shares to the Buyer or Parent at a price per share, in cash net to the seller, not less than the Purchase Price.

     (e) "Expiration Date" shall mean the date on which the Merger Agreement terminates or expires.

     4.  REPRESENTATIONS AND WARRANTIES.

     4.1 Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to each of the Sellers that:

     (a) The Buyer is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation. The Buyer has duly executed and delivered this agreement and this agreement is a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

     (b) Except for applicable filings under the HSR Act and under the Securities Exchange Act of 1934 or any applicable state blue sky authorities in connection with the Offer (i) no filing with, and no permit, authorization, consent or approval of, any public body or authority of the United States or any foreign government or any subdivision thereof is necessary for, or is otherwise intended by the Buyer to be made in connection with, the consummation by the Buyer or any of its affiliates of the transactions contemplated by this agreement and (ii) neither the execution and delivery of this agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby nor compliance by the Buyer or any of its affiliates with any of the provisions hereof will (A) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar documents) of the Buyer or any of its affiliates, (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Buyer or any of its affiliates is a party or by which any of them or any of their properties or assets may be bound or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, any of its affiliates or any of their properties or assets, except in the case of (B) and (C) for violations, breaches or defaults that would not in the aggregate materially and adversely affect the Buyer and its affiliates taken as a whole or the ability of the Buyer to perform its obligations under this agreement.

     (c) The Buyer or its designee will acquire the Shares (and any Additional Shares) for its own account and not with a view to any resale or distribution thereof, and will not sell any Shares (or any Additional Shares) unless such shares are registered under the Securities Act of 1933 and any applicable blue sky laws, or unless an exemption from such registration is available.

     (d) The Buyer has the requisite corporate power and authority to execute and deliver this agreement and to consummate the transactions contemplated hereby. The execution and delivery of this agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this agreement or to consummate the transactions so contemplated.

     4.2 Representations and Warranties of the Sellers. Each of the Sellers hereby represents and warrants to the Buyer and Parent that:

     (a) Such Seller is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation. Such Seller has duly executed and delivered this agreement and this agreement is a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

     (b) As of the date hereof, except as described in the last sentence of this section 4.2(b), such Seller has good and marketable title to its respective Shares, in each case free and clear of all liabilities, claims, liens, options, proxies, charges and encumbrances of any kind whatsoever (collectively, "Encumbrances"). Upon exercise of the Options and payment for the Shares or upon purchase of the Shares in connection with the Offer, the Buyer will acquire (the matters referred to in the following sentence notwithstanding) good, valid and marketable title to such Seller's Shares free and clear of all Encumbrances. Sussex has granted a security interest in, and pledged, the Sussex Shares pursuant to a pledge agreement with LaSalle National Bank (the "Bank"). Such pledge agreement notwithstanding, Sussex and the Bank will tender the Sussex Shares in

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accordance with the provisions of section 1 and will otherwise perform and comply with each and every one of Sussex's covenants under this agreement, including such covenants under sections 2 and 3, as if no such pledge agreement existed.

     (c) The execution and delivery of this agreement by such Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such Seller are necessary to consummate the transactions contemplated hereby, and such Seller has all requisite corporate power and authority to enter into this agreement and to consummate the transactions contemplated hereby. Except as contemplated by this agreement, or as described in the last sentence of section 4.2(b), such Seller has or will have sole voting power and sole power of disposition, or the sole power to direct voting and disposition, with respect to all of its respective Shares to be purchased by the Buyer from such Seller, as the case may be, with no restrictions on its voting rights or rights of disposition pertaining thereto. Upon the exercise of the Options and payment for the Shares, the Buyer will acquire the sole voting power and sole power of disposition of all of the Shares purchased from such Seller pursuant to the exercise of the Options. This agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

     (d) Neither the execution and delivery of this agreement nor the consummation of the transactions contemplated hereby will (i) require such Seller to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency or other entity, except as may be required under the HSR Act or the Securities Exchange Act of 1934 or any applicable state blue sky authorities, (ii) violate any provision of the Certificate of Incorporation or By-laws (or equivalent documents) of such Seller or the Company, (iii) either itself or with notice or lapse of time or both, violate, or be in conflict with, or constitute a default under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any material debt or obligation pursuant to, or result in the creation or imposition of any lien, directly or indirectly, upon any Shares under any material agreement or commitment to which such Seller is a party or by which such Seller is bound or to which the property of such Seller is subject, or (iv) violate any judgment, decree or order of any court or governmental agency or other entity or any arbitration award binding upon such Seller.

     (e) Section 3.10(a) of the Schedule to the Merger Agreement lists every employment or other agreement with any senior officer of the Company. The Sellers have previously provided to the Buyer true and correct copies of any agreements between them or any of their affiliates and the Company.

     5.  ADDITIONAL COVENANTS OF THE PARTIES.

     5.1 Further Assurances. The parties shall use their reasonable best efforts to take all action necessary in connection with the making of any governmental filings (including any filings under the HSR Act) necessary or, in the judgment of the Buyer, advisable, in connection with this agreement.

     5.2 No Solicitation. Until the Expiration Date, each of the Sellers in their capacities as stockholders shall not, and shall cause every investment banker, financial advisor, attorney, accountant and other representative retained by it not to, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any proposal or agree to or endorse any proposal in connection with an acquisition of all or substantially all of the outstanding capital stock or all or substantially all of the assets of the Company. If a Seller receives or becomes aware of any such proposal, then such Seller shall promptly inform the Buyer of the terms and conditions of such proposal and the identity of the person making it. The Sellers shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties to which it, or any of its stockholders, directors, officers, attorneys or other agents or representatives on its behalf, is a party in its capacity as a stockholder of the Company, conducted heretofore with respect to any of the foregoing.

     5.3 Restrictions on Transfer, Proxies and Non-Interference. Until the Expiration Date, neither of the Sellers shall, except as contemplated by this agreement, (i) sell, transfer, pledge, encumber, assign or

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otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, or any interest therein, (ii) grant any proxies or powers of attorney, deposit any shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of such Seller contained herein untrue or incorrect to any material extent or have the effect of preventing or disabling such Seller from performing its obligations under this agreement.

     5.4 Cooperation; Certain Matters. Upon purchase of the Shares pursuant to this agreement or the Merger Agreement, each of the Sellers shall, at its sole cost and expense, use all reasonable efforts to cooperate with and assist Parent and the Company in connection with any audit, dispute or proceeding relating to any deduction by the Company of any payment to either of the Sellers. This cooperation will include furnishing all relevant records and documentation and making available the appropriate officers and other persons to advise Parent and the Company with respect to such matters and to appear in person as reasonably necessary in connection with any such audits and other proceedings. Upon purchase of the Shares pursuant to this agreement or the Merger Agreement, Jupiter and Sussex shall be jointly and severally liable for all Environmental Costs (as defined below) in connection with the matter described in section 3.18 of the Schedule to the Merger Agreement (the "Environmental Matter"), up to a maximum aggregate liability of $500,000. In clarification of the foregoing, each of Parent, on the one hand, and Jupiter and Sussex, on the other hand, shall pay one-half of all Environmental Costs relating to the Environmental Matter but in no event shall the Environmental Costs required to be paid by Jupiter and Sussex exceed an aggregate of $500,000. Any Environmental Costs in excess of $1,000,000 (of which $500,000 will have been borne by Jupiter and Sussex and $500,000 will have been borne by Parent) will not be the responsibility of Jupiter and Sussex. If Parent is required or will be required to incur Environmental Costs, Parent shall give reasonably prompt notice to Jupiter and Sussex. Thereafter, upon presentation of invoices, Jupiter and Sussex shall pay to Parent, on demand, one-half of all Environmental Costs. If Parent incurs and fully pays Environmental Costs without prior contribution by Jupiter and Sussex, Parent shall be entitled, upon presentation of proof of payment, to reimbursement, on demand, by Jupiter and Sussex, of one-half of such expenses. No notice of claim may be made by Parent for any Environmental Costs after three years from the closing date of the Acquisition. Except as set forth below, Parent shall not voluntarily initiate any remediation efforts with respect to the Environmental Matter. Parent will only commence remediation efforts and incur Environmental Costs if and to the extent required by a third party (i.e., by governmental action, lawsuit or other third party event which reasonably requires Parent to undertake further investigation and/or commence remediation action with respect to the Environmental Matter) or if action is otherwise clearly required under applicable law. "Environmental Costs" shall mean all costs and expenses incurred in connection with the investigation, testing, remediation, encapsulation, removal, treatment or disposal of material required under applicable law in connection with the Environmental Matter and all costs, expenses, penalties or fines incurred in connection with, in the defense of, or as a result of any claim asserted by any third party, including but not limited to any governmental agency, in connection with the Environmental Matter. Environmental Costs shall include, but not be limited to, reasonable attorneys and consultants fees.
Section 7.9 notwithstanding, all disputes or actions relating to the Environmental Matter or the obligation of Jupiter and Sussex to make payments hereunder with respect to Environmental Costs shall be governed by and construed in accordance with the internal laws of the state of New Jersey and Jupiter and Sussex hereby consent to the jurisdiction of the courts of the state of New Jersey as the situs for resolution of any claim arising in that connection.

     5.5 Additional Shares. Until the Expiration Date, each of the Sellers shall promptly notify the Buyer of the number of any additional Shares, if any, acquired by the Seller or any of its affiliates.

     5.6 Termination of Affiliate Agreements. Prior to the earliest of any purchase of the Shares hereunder, the consummation of the Offer or the consummation of the Merger, the Sellers shall, and shall cause the Company to, terminate every management and other agreement referred to in the second sentence of section 4.2(e) all without any liability of any kind to such persons. In addition, the Sellers shall cause each such person to refund to the Company, prior to any closing under the Merger Agreement, a pro rata amount of all fees under any such management and other agreements that may have been prepaid by the Company (with

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such pro rata amount determined based on the number of days elapsed over the period for which such payment relates).

     5.7 Stop Transfer Order. In furtherance of this agreement, concurrently herewith, each of the Sellers hereby directs and authorizes the Company's counsel to notify the Company's transfer agent that there is a stop transfer order until the Expiration Date with respect to all of the Shares (and that this agreement places limits on the voting and transfer of the Shares).

     5.8 Expenses of the Sellers. The Buyer acknowledges that the Company will pay the fees and expenses of the legal counsel employed by it in the negotiation of any definitive agreement with respect to the acquisition of the Company by the Buyer or its designee. However, each of the Sellers shall pay its own legal fees and expenses, and all other fees and expenses incurred by such Seller, in connection with this agreement, the transactions contemplated hereby and the Acquisition or any other acquisition of the Company by the Buyer or any affiliate or designee thereof.

     5.9 Public Statements. Until the Expiration Date, the parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the other parties, except as may be required by law or applicable stock exchange rules.

     6. SURVIVAL OF WARRANTIES. The representations and warranties of the Sellers and of the Buyer contained herein shall survive the purchase of the Shares pursuant to the Offer, the consummation of the Merger or the Closing hereunder and shall not be deemed waived or otherwise affected by such purchase, Merger or Closing or by any investigation made by the other parties hereto. Each representation and warranty contained herein and therein shall survive such purchase, Merger or Closing until the expiration of the applicable statute of limitations, including extensions thereof, and termination of this agreement shall not affect any of the rights of the parties with respect to breaches of any agreements herein prior to termination.

     7.  MISCELLANEOUS.

     7.1 Adjustments. In the event that the Company institutes any change in the Shares by reason of stock dividends, stock splits, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, the number and kind of Shares subject to this agreement and the price to be paid for such Shares shall be appropriately adjusted to reflect changes made in the Shares.

     7.2 Entire Agreement. This agreement contains the entire understanding of the parties and supersedes any prior agreements and understandings between the parties with respect to its subject matter. This agreement may be amended only by a written instrument duly executed by the parties hereto.

     7.3 Headings. The headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. Time is of the essence with respect to all provisions of this agreement.

     7.4 Assignment. This agreement may not be assigned by Seller, Parent or Buyer; provided, however, that Parent or Buyer may assign this agreement to any wholly owned subsidiary or person or entity owning 100% of the outstanding common stock of Parent or Buyer but no such assignment shall affect the obligations of Parent or Buyer under this agreement. Subject to the foregoing, this agreement will be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto.

     7.5 Counterparts. This agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

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     7.6  Notices.  All notices and other communications under this agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) reputable overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

          (a) If to the Buyer or Parent:

           7069 Consolidated Way
           San Diego, CA 92121
           Attention: Michael Solomon
           Telecopy No.: (619) 268-0021

          with a copy to:

           Parker Chapin Flattau & Klimpl, LLP
           1211 Avenue of the Americas
           New York, NY 10036
           Attention: Edward R. Mandell, Esq.
           Telecopy No.: (212) 704-6288

          (b) If to Jupiter or Sussex, to it at:

           c/o JG Industries, Inc.
           1615 West Chicago Avenue, 4th Floor
           Chicago, IL 60622
           Attention: William Hellman
           Telecopy No.: (312) 787-5625

          with a copy to:

           Winston & Strawn
           35 West Wacker Drive
           Chicago, IL 60601
           Attention: Robert F. Wall, Esq.
           Telecopy No.: (312) 558-5700

All such notices and communications shall be deemed given upon the earliest to occur of (a) actual receipt thereof by the addressee, (b) actual delivery thereof to the appropriate address, (c) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error and (d) in the case of overnight delivery service, the day after such notice is given to such service for delivery. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed given.

     7.7 Amendments. This agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     7.8 Severability. Whenever possible, each provision or portion of any provision of this agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this agreement shall be reformed, construed and

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enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     7.9 Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware, applicable to agreements made and to be performed entirely in Delaware.

                                          HK ACQUISITION COMPANY, INC.

                                          By: /S/MICHAEL H. SOLOMON
                                              -------------------------
                                              Name:  Michael H. Solomon
                                              Title:    Chairman

                                          BREUNER'S HOME FURNISHINGS
                                            CORPORATION

                                          By: /S/MICHAEL H. SOLOMON
                                              -------------------------
                                              Name:  Michael H. Solomon
                                              Title:    Chairman

                                          JUPITER INDUSTRIES, INC.

                                          By: /S/EDWARD W. ROSS
                                              ---------------------
                                              Name:  Edward W. Ross
                                              Title:    Chairman

                                          SUSSEX GROUP, INC.

                                          By: /S/WILLIAM HELLMAN
                                              ----------------------
                                              Name:  William Hellman
                                              Title:   Chairman

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